Exhibit 10.6

National Australia Bank Limited ABN 12 004 044 937 AFSL 230686

5 August 2010

Steve Ulenberg

Head of Enterprise Risk Insight

Bank of New Zealand

Level 4, BNZ Tower

125 Queen St

Auckland, NEW ZEALAND

Dear Steve,

I am pleased to confirm your appointment as Chief Risk Officer, Great Western Bank reporting to Jeff Erickson, President & CEO, Great Western Bank, located in Sioux Falls, South Dakota — United States of America (US). During this expatriate assignment, you will remain an employee of Bank of New Zealand (the “National”).

Your remuneration and other assignment conditions will be determined in accordance with the National’s Group Expatriate Policy (the “Policy”). A copy of the current Policy is attached, which may be amended by the National from time to time. The Policy is essential reading to enable you to become familiar with the remuneration, benefits and relocation arrangements that will apply to your expatriate appointment.

TERM OF APPOINTMENT

Your expatriate assignment to the US will commence on mutually agreed date and is expected to be for an initial term of 3 years; however, the National reserves the right to amend the term of your expatriate assignment at any time and for any reason.

REMUNERATION AND BENEFITS

Fixed Remuneration

A separate international pay structure operates for expatriates and is called Expatriate Net Pay (“ENP”). An ENP worksheet is attached, which includes a detailed explanation of the ENP methodology. The ENP is calculated with reference to your home country Total Employment Compensation (“TEC”) of NZD 250,000 per annum.

Performance Incentive

You are eligible to participate in the National’s Short-Term Incentive (STI) Plan. Your target annual STI reward for the duration of your Local Plus assignment is 30% of your home country TEC. STI rewards are subject to the terms and conditions of the STI Plan in respect of those rewards at the relevant time. STI rewards are not guaranteed, as they are subject to the achievement of your individual, and the National’s, performance targets and to your passing the behaviour and compliance “quality gates”. STI rewards may, at the discretion of the National, be provided in cash or in deferred National shares or a combination of both. Any cash payment provided as part of the STI Plan will be made in New Zealand and will be tax equalised. Any National shares provided as part of the STI Plan will be subject to particular terms and conditions attached to those shares at the relevant time. The National may, in its discretion, discontinue, replace, or vary the terms of the STI Plan at any time. STI rewards, if paid, are normally paid in December of each year.

Options/Share Schemes

Participation will be in accordance with the eligibility criteria of the National’s employee performance options and performance rights plans and share plans (as applicable).

Annual Leave

While on your expatriate assignment, you will be entitled to annual leave of 20 working days per annum. Annual leave may be taken by mutual agreement between you and you line manager.

Home Leave

One home leave benefit will accrue after each completed year of expatriate service. Return economy class airfares will be provided for you and your dependent family. Home leave may be taken by mutual agreement between you and you line manager.

Health Insurance

The National Group’s global provider, Marsh Pty Ltd, will provide health insurance for the term of your expatriate assignment.

Housing, Furniture and Utilities

Housing and furnishings will be provided to you in the US, the maximum cost of which is benchmarked in terms of Policy, currently USD 2,500 per month. You will not be charged for the cost of housing in the US up to the above amount; however, you will be responsible for the cost of all utilities (gas, electricity, etc.), except for initial connection fees, which are reimburseable.

Partner Vocational Assistance

Partner vocational assistance will be provided in line with Policy, currently NZD 2,500 per annum.

Motor Vehicle

A motor vehicle will be provided for your personal use, the cost of which is benchmarked in terms of US Policy. You will not be charged for the cost of the motor vehicle.

Tax Return Preparation

Deloitte Touche Tohmatsu (“Deloitte”) or another service provider appointed by the National, will prepare your home country and host country income tax returns for each year of expatriate assignment, including for the year of repatriation to your home country.

Transfer Allowance

A transfer allowance of NZD 6,800 net will be paid to you prior to your departure from New Zealand. This amount is to be grossed up for New Zealand tax purposes. This allowance is to cover costs associated with your transfer excluding those costs outlined in “Pre-Departure Transfer Arrangements” below. In accordance with policy, this allowance will be payable upon your repatriation.

PRE-DEPARTURE TRANSFER ARRANGEMENTS

A Service Coordinator (“SC”) from Sirva, the National’s global provider of relocation services, will be in contact with you shortly after your acceptance of this assignment. Your SC will guide you and your dependant family, Liz and Tom, through the entire moving process and will assist you on your arrival in the US. Your SC will also keep you updated with the progress of your move and relevant information will be available to you through Sirva’s website. Access and password details will be provided to you by your SC.

Visa Status

The National will sponsor you for a temporary work permit to enable you to work in the US. However, you and your expatriate assignment role must meet specific US immigration/visa requirements before a visa application is lodged. You will be provided with instructions the National’s preferred Attorney’s in the US.

Health Assessment

You and your dependent family are required to participate in the National’s international assignee health assessment program prior to your departure for the US. Details and forms are available through the Sirva’s website. It is advisable to have these assessments carried out quickly, as you will be unable to commence your assignment until they have been completed. This will also be required upon repatriation.

Taxation Briefing

It is essential that you have a comprehensive understanding of the tax implications of your expatriate assignment to the US. Therefore, it is suggested that you meet with Deloitte to discuss your tax position as soon as possible. Your tax manager’s contact details for home and host countries can be found on Sirva’s website.

Cross-Cultural Briefing

Prior to moving to moving to the US, you and your dependent family will have the opportunity to attend a briefing on the cultural differences between the US and New Zealand. This will also provide useful “on the ground” information and it is suggested that you undertake this early in the pre-departure process. Your SC will arrange this for you.

Shipping and Storage

Your SC will arrange for a quote to be prepared by a shipping company with regard to moving your personal effects to the US. You will be permitted to send 100 kilograms per family member by airfreight, with the remainder to be sent by seafreight. This sea shipment will be limited to a twenty-foot container. Your SC will also arrange transit insurance for your freight.

During the term of your expatriate assignment to the US, the National will continue to meet the cost of storing and insuring your furniture and personal effects in New Zealand, including one motor vehicle. Your SC will also arrange storage requirements.

Temporary Accommodation

Your SC will arrange for up to three days’ accommodation in a serviced apartment (if required) immediately prior to your departure to the US. While the National will meet the cost of this accommodation, all other costs (food, laundry, telephone calls, etc.) will be borne by you.

Travel to and from Assignment

Business class travel is approved for you and your dependent family when travelling on the approved travel route to your expatriate assignment and will similarly apply on repatriation.

ARRIVAL IN HOST COUNTRY

Temporary Accommodation

Your SC will arrange transportation for you and your dependent family from the airport to your temporary accommodation in the US. This accommodation will have been booked in advance and is generally for a period of four to six weeks while you find more permanent accommodation. The National will meet the cost of this temporary accommodation; however, all other costs (food, laundry, telephone calls, etc.) will be borne by you.

Home Search and Orientation

A Service Coordinator from Sirva in the US will assist with home search and will provide you with an arrival information pack. The consultant will also be available to answer any immediate questions you may have regarding your new location.

Settling-in Leave

You are entitled to two working days’ paid special leave for settling-in purposes in the US.

REPATRIATION

In the event that the Great Western Bank no longer operates as an entity of the National Australia Bank Limited, the National will transfer you and your dependant family back to your home country New Zealand at the National’s cost, in accordance to the transfer arrangements detailed in this letter and the “Policy”.

FURTHER INFORMATION

Please contact me, on +61 3 8641 3434, if you have any queries regarding your relocation to the US.

ACCEPTANCE

Would you please sign and return the original of this letter and return it to me to confirm your acceptance of the terms of your expatriate assignment to the US.

Steve, I would like to take this opportunity to wish you success on your expatriate assignment to the US and look forward to your ongoing support and commitment to the National.

Yours sincerely,

/s/ Kelly Kotsakis

Kelly Kotsakis
Consultant – Global Assignment Services

ACCEPTANCE

I, Steve Ulenberg, acknowledge that I have read and understood the terms of the expatriate assignment to the US, as set out in this letter and as contained in the National’s Group Expatriate Policy (as amended from time to time) (the “expatriate assignment”), and I hereby:

1.	accept the terms and conditions of the expatriate assignment and agree not to discuss this information with other employees or international assignees of the National or any subsidiary or associated company of the National;

2.	agree to abide by the terms and conditions of the National’s Group Expatriate Policy and associated attachments and agree not to discuss this information with other employees or international assignees of the National or any subsidiary or associated company of the National;

3.	agree to abide by the National’s corporate principles and behaviours and compliance standards, the National’s policies and procedures and all local laws, regulations and obligations that are applicable to me and my position during the term of the expatriate assignment;

4.	agree to abide by the terms and conditions of all visas and work permits granted to enable me to perform the work required in respect of the expatriate assignment;

5.	declare that where I have provided personal information about an individual (such as myself, family, relative, solicitor or contact person), I have made, or will immediately make, the individual aware of that fact and:

•	that their personal information has been collected by National Australia Bank Limited for the purposes of the expatriate assignment;

•	that their personal information may be disclosed to other organisations involved in the relocation, management or administration of the expatriate assignment, as required by law or with their consent;

•	that I may not be able to obtain some services as part of the expatriate assignment if that individual’s personal information is not provided;

•	that the individual can gain access to their personal information by contacting People and Culture, National Australia Bank Limited, Melbourne, Australia.

Signature	Date

SUMMARY OF MAIN TERMS OF EXPATRIATE ASSIGNMENT

Employee Name:	Steve Ulenberg

Home Business Unit:	Risk, Bank of New Zealand

Host Business Unit:	Risk, Great Western Bank

Host Location:	Sioux Falls, South Dakota - US

Job Title:	Chief Risk Officer

Date of Commencement of Assignment:	To be confirmed.

Period of Assignment:	3 years

Home Country Total Employment Compensation:	NZD 250,000 gross per annum

Net Transfer Allowance (each way):	NZD 6,800 net

Housing Allowance:	USD 2,500 per month

Partner Vocational Allowance:	NZD 2,500 per annum

Motor Vehicle:	Provided by company

Annual Leave:	20 working days

Travel Days (each way):	Two working days

Settling-in Leave:	Two working days

National Australia Bank Limited ABN 12 004 044 937

Global Assignment Services

Level 7, 700 Bourke Street

Docklands VIC 3008

Direct Telephone: +61 3 8641 4879

23 December 2013

Steve Ulenberg

100N Phillips Avenue

Sioux Falls

SD 57101

USA

Dear Steve,

Further to your initial letter of offer dated 5 August 2010 and previous assignment extension letters, I am pleased to confirm the further extension of your International Assignment to the Great Western Bank, US to 15 October 2015; however the Group reserves the right to amend the term of appointment at any time and for any reason.

During your international assignment you will continue to remain an employee of Bank of New Zealand, seconded to the Great Western Bank, US.

Your position details are confirmed as follows:

Position Title:	Chief Risk Officer, GWB

Salary	NZD 300,000 per annum (effective 1 January 2014)

STI:	30%

People Leader:	Ken Karels

All other assignment conditions will continue to be determined in accordance with the Group International Assignment Policy. A copy of the current policy is attached which may be amended from time to time.

As your assignment is being extended it is important that you check your visa details. The extension of your assignment is subject to you having the appropriate visa approval to work in the US.

If the extension of your international assignment and enclosed policy are acceptable to you, please sign the attached copy and return via email to the Global Assignment Services mailbox.

National Australia Bank Limited ABN 12 004 044 937

Please do not hesitate to contact Joanne Sammut on +61 3 8641 4879, should you have any queries, otherwise I take this opportunity to wish you continued success on your overseas assignment.

Yours Sincerely,

Victor Brusco
Manager P&R Programs & Planning

National Australia Bank Limited ABN 12 004 044 93

I, Steve Ulenberg, have read the enclosed documentation and acknowledge that:

1.	I understand and accept the terms and conditions outlined in this extension letter and agree not to discuss this information with other employees or international assignees within NAB.

2.	I agree to abide by the Group International Assignment Policy and associated attachments and agree not to discuss this information with other employees or international assignees within NAB.

3.	I understand that I must abide by the terms and conditions of all visas and work permits granted to enable me to perform the work required for this assignment.

4.	I declare where I have provided personal information about an individual (such as myself, family, relative, solicitor or contact person), I have made, or will immediately make, the individual aware of that fact and:

•	that their personal information has been collected by the National Australia Bank Group organisation for the purposes of my international assignment;

•	that their personal information may be disclosed to other organisations involved in the relocation, management or administration of my international assignment, as required by law or with their consent;

•	that I may not be able to obtain some services as part of the international assignment if that individual’s personal information is not provided;

•	that the individual can gain access to their personal information by contacting Global Assignment Services.

Signature /s/ Steve Ulenberg	Date 5/23/2014

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